Filed Pursuant to Rule 424(b)(3)

Registration No. 333-297473

PROSPECTUS

127,754,750 Ordinary Shares Representing 2,555,095 American Depositary Shares

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This prospectus relates to the resale from time to time, by the selling shareholders identified in this prospectus, of up to an aggregate of 127,754,750 ordinary shares, nominal value £0.000001 per share (“Ordinary Shares”) of Biodexa Pharmaceuticals PLC (the “Company”) represented by 2,555,095 American Depositary Shares (“Depositary Shares”), consisting of (1) 17,543,850 Ordinary Shares represented by 350,877 Depositary Shares, issuable upon the exercise of pre-funded warrants (“Pre-Funded Warrants”), (2) 14,147,600 Ordinary Shares represented by 282,952 Depositary Shares, issuable upon the exercise of Series M warrants (“Series M Warrants”), (3) 35,087,700 Ordinary Shares represented by 701,754 Depositary Shares, issuable upon the exercise of Series N warrants (“Series N Warrants”), and (4) 60,975,600 Ordinary Shares represented by 1,219,512 Depositary Shares, issuable upon the exercise of Series O warrants (“Series O Warrants,” and collectively with the Pre-Funded Warrants, Series M Warrants and Series N Warrants, the “Warrants”). The Series M Warrants were sold in connection a registered direct offering and concurrent private placement that closed on July 1, 2026 (the “Registered Direct Offering”). The Pre-Funded Warrants and Series N Warrants were sold in connection with a private placement that closed on July 1, 2026 (the “July 2026 Private Placement”). The Series O Warrants were sold in connection with a warrant inducement transaction that closed on July 1, 2026 (the “Warrant Inducement,” and collectively with the Registered Direct Offering and July 2026 Private Placement, the “Offerings”).

The selling shareholder is identified in the table commencing on page 18. Each Depositary Share represents 50 Ordinary Shares. No Depositary Shares are being registered hereunder for sale by us. We will not receive any proceeds from the sale of the Depositary Shares by the selling shareholder. All net proceeds from the sale of the Ordinary Shares represented by Depositary Shares covered by this prospectus will go to the selling shareholder. However, we may receive proceeds from any exercise of warrants held by selling shareholder. We are paying the cost of registering the Ordinary Shares represented by Depositary Shares covered by this prospectus. The selling shareholder is responsible for any underwriting discounts and selling commissions and/or similar charges incurred in connection with the sale of the shares. See “Use of Proceeds.”

The selling shareholder may sell all or a portion of the Ordinary Shares represented by Depositary Shares from time to time in market transactions through any market on which our Depositary Shares are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See “Plan of Distribution.”

Our Depositary Shares are listed on the NASDAQ Capital Market under the symbol “BDRX.” The last reported closing price of our Depositary Shares on the NASDAQ Capital Market on July 31, 2026 was $1.32.

Investing in our securities involves risks. See “Risk Factors” beginning on page 8 of this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 3, 2026

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”). As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website or its offices described below under the heading “Where You Can Find More Information”.

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies, regardless of the time of delivery of this prospectus or of any sale of the securities offered hereby. Our business, financial condition, results of operations, and prospects may have changed since that date. We do not take any responsibility for, nor do we provide any assurance as to the reliability of, any information other than the information in this prospectus. Neither the delivery of this prospectus nor the sale of the Depositary Shares means that information contained in this prospectus is correct after the date of this prospectus. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

Unless the context specifically indicates otherwise, references in this prospectus supplement to “Biodexa Pharmaceuticals PLC,” “Biodexa,” “the Company,” “we,” “our,” “ours,” “us,” “the Group,” or similar terms refer to Biodexa Pharmaceuticals PLC and its consolidated subsidiaries.

For investors outside the United States: We have not taken any action to permit a public offering of the Depositary Shares outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the Depositary Shares and the distribution of this prospectus outside of the United States.

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PRESENTATION OF FINANCIAL AND OTHER INFORMATION

Our financial statements are prepared in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board and adopted by the European Union. We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them. We prepare our consolidated financial statements in British pounds sterling. In this prospectus supplement, references to “GBP,” “£,” “pence” or “p” are each to British pounds sterling (or units thereof), and references to “$,” “USD,” “US$” and “United States dollar” are each to the United States dollar.

On March 27, 2023, following shareholder approval at a general meeting, we effected a one-for-20 reverse stock split of our Ordinary Shares, and our consolidated Ordinary Shares began trading on AIM, a market operated by the London Stock Exchange plc (“AIM”), on a split-adjusted basis as of such date. No fractional shares were issued in connection with the reverse stock split. At the same general meeting, our shareholders approved the cancellation of admission of our Ordinary Shares on AIM and this cancellation became effective on April 26, 2023.

Concurrently with the reverse split, and in order to continue meeting The NASDAQ Stock Market LLC’s (“NASDAQ”) minimum 500,000 publicly held shares requirement pursuant to Rule 5550(a)(4), on March 27, 2023 we effected a ratio change in the number of Ordinary Shares represented by the Depositary Shares from 25 Ordinary Shares per Depositary Share to five Ordinary Shares per Depositary Share.

On June 14, 2023, we held our annual general meeting of shareholders (“June AGM”) and our shareholders passed resolutions, among other procedural items, to approve the allotment of, and disapplication of pre-emption rights in respect of, up to 7.0 billion Ordinary Shares. On June 14, 2023, we also held a separate general meeting of shareholders (“June GM”) and our shareholders passed resolutions to (x)(i) re-designate our deferred shares into A deferred shares (the “Re-Designation”), and (ii) subdivide our Ordinary Shares of £0.02 nominal value each into one Ordinary Share of £0.001 nominal value and 19 B deferred shares of £0.001 nominal value each (the “Subdivision”), and (y) adopt new articles of association (the “Articles of Association”), which made consequential amendments to the existing Articles of Association of the Company to reflect the Re-Designation and the Subdivision, together with certain other changes to reflect that the Ordinary Shares were no longer admitted to trading on AIM. As is standard for deferred shares, each B deferred share has very limited rights and is effectively valueless. The B deferred shares have the rights and restrictions as set out in the Articles of Association and do not entitle the holder thereof to receive notice of or attend and vote at any general meeting of the Company or to receive a dividend or other distribution.

On July 5, 2023, and in an effort to bring our Depositary Share price into compliance with NASDAQ’s minimum bid price per share requirement, we effected a ratio change in the number of Ordinary Shares represented by our Depositary Shares from five Ordinary Shares per Depositary Share to 400 Ordinary Shares per Depositary Share. No fractional Depositary Shares were issued.

On October 4, 2024, and in an effort to bring our Depositary Share price into compliance with NASDAQ’s minimum bid price per share requirement, we effected a ratio change in the number of Ordinary Shares represented by our Depositary Shares from 400 Ordinary Shares per Depositary Share to 10,000 Ordinary Shares per Depositary Share. No fractional Depositary Shares were issued.

On November 22, 2024, we held a general meeting of shareholders (the “November GM”) and our shareholders passed resolutions to (i) subdivide our Ordinary Shares of £0.001 nominal value each into one Ordinary Share of £0.00005 nominal value and 19 C deferred shares of £0.00005 nominal value each (the “November Subdivision”), and (y) adopt new Articles of Association, which made consequential amendments to the existing Articles of Association of the Company to reflect the November Subdivision. As is standard for deferred shares, each C deferred share has very limited rights and is effectively valueless. The C deferred shares have the rights and restrictions as set out in the Articles of Association and do not entitle the holder thereof to receive notice of or attend and vote at any general meeting of the Company or to receive a dividend or other distribution.

On June 11, 2025, we held a general meeting of shareholders (the “June 2025 GM”) and our shareholders passed resolutions to (i) subdivide our Ordinary Shares of £0.00005 nominal value each into one Ordinary Share of £0.000001 nominal value and 49 D deferred shares of £0.000001 nominal value each (the “June 2025 Subdivision”), and (y) adopt new Articles of Association, which made consequential amendments to the existing Articles of Association of the Company to reflect the June Subdivision. As is standard for deferred shares, each D deferred share has very limited rights and is effectively valueless. The D deferred shares have the rights and restrictions as set out in the Articles of Association and do not entitle the holder thereof to receive notice of or attend and vote at any general meeting of the Company or to receive a dividend or other distribution.

On July 31, 2025, we effected a ratio change in the number of Ordinary Shares represented by our Depositary Shares from 10,000 Ordinary Shares per Depositary Share to 100,000 Ordinary Shares per Depositary Share. No fractional Depositary Shares were issued.

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On April 6, 2026, we effected a ratio change in the number of Ordinary Shares represented by our Depositary Shares from 100,000 Ordinary Shares per Depositary Share to 500,000 Ordinary Shares per Depositary Share. No fractional Depositary Shares were issued.

On July 29, 2026, we held a general meeting of shareholders (“July 2026 GM”) and our shareholders passed resolutions to, among other things, (i) effect a one-for-10,000 reverse stock split of our Ordinary Shares, (ii) subdivide and redesignate our Ordinary Shares to maintain a nominal value of £0.000001 per share, and for each such subdivided and redesignated Ordinary Share, issue 9,999 E deferred shares of £0.000001 nominal value each (the “July 2026 Subdivision”), (iii) adopt new Articles of Association, which made consequential amendments to the existing Articles of Association of the Company to reflect the July 2026 Subdivision, and (iv) grant authority to our board of directors to allot shares in the Company up to an aggregate nominal value of £25,000,000, with such authority to expire at the conclusion of the Company’s 2029 annual general meeting. As is standard for deferred shares, each E deferred share has very limited rights and is effectively valueless. The E deferred shares have the rights and restrictions as set out in the Articles of Association and do not entitle the holder thereof to receive notice of or attend and vote at any general meeting of the Company or to receive a dividend or other distribution.

On July 30, 2026, following shareholder approval at the July 2026 GM, we effected a one-for-10,000 reverse stock split of our Ordinary Shares. Concurrently with the reverse stock split, we effected a ratio change in the number of Ordinary Shares represented by Depositary Shares from 500,000 Ordinary Shares per Depositary Share to 50 Ordinary Shares per Depositary Share. No fractional Depositary Shares were issued.

The change in the number of Ordinary Shares resulting from the reverse stock split and change in the number of Depositary Shares (and the underlying Ordinary Shares) resulting from the change in ratio, including any changes resulting from fractional Depositary Shares not being issued to holders in connection with the Depositary Share ratio change, has been applied retroactively to all share and per share amounts presented in this prospectus, to the extent applicable. As a result of retroactively applying changes resulting from fractional Depositary Shares not being issued to holders in connection with the Depositary Share ratio change, the amount of Ordinary Shares issued in prior transactions may not equal the amount of Depositary Shares such Depositary Shares are currently exercisable for.

MARKET AND INDUSTRY DATA

Market data and certain industry data and forecasts used throughout this prospectus were obtained from sources we believe to be reliable, including market research databases, publicly available information, reports of governmental agencies, and industry publications and surveys. We have relied on certain data from third-party sources, including internal surveys, industry forecasts, and market research, which we believe to be reliable based on our management's knowledge of the industry. While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” and elsewhere in this prospectus.

Solely for convenience, the trademarks and trade names in this prospectus may be referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. The trademarks, trade names and service marks in this prospectus are the property of their respective owners.

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PROSPECTUS SUMMARY

This summary highlights selected information that is presented in greater detail elsewhere in this prospectus. This summary does not contain all of the information that may be important to you. You should carefully read this prospectus, including the documents incorporated by reference, which are described under “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” in this prospectus. You should also carefully consider the matters discussed in the section in this prospectus entitled “Risk Factors.”

Our Business

 We are a clinical stage biopharmaceutical company developing a pipeline of innovative products for the treatment of diseases with unmet medical needs, including gastrointestinal stromal tumors (“GIST”), familial adenomatous polyposis (“FAP”), non-muscle invasive bladder cancer (“NMIBC”), and type 1 diabetes (“T1D”).

In April 2024 we licensed eRapa, a proprietary formulation of rapamycin, from Rapamycin Holdings, Inc. d/b/a Emtora Biosciences, Inc. (“Emtora”). Rapamycin is an mTOR inhibitor. As a central regulator of cell metabolism, growth, proliferation and survival, the mTOR pathway is activated during various cellular processes including tumor formation and angiogenesis. Through the use of nanotechnology and pH sensitive polymers, eRapa is designed to address the poor bioavailability, variable pharmacokinetics and toxicity generally associated with the currently available forms of rapamycin. A Phase 2 study of eRapa in NMIBC, now being conducted as an investigator-initiated trial by the University of Texas, San Antonio, is ongoing. On February 10, 2025, we announced that the United States Food and Drug Administration had granted fast track designation for eRapa. Fast track designation is intended to facilitate the development and expedite the review of drugs to treat serious conditions and fill an unmet medical need. In May 2025, we announced the receipt of an additional grant of $3.0 million from the Cancer Prevention and Research Institute of Texas (“CPRIT”) to support the registrational Phase 3 program of eRapa in FAP, which, along with the prior grants received from CPRIT and the Company match, we expect will fund substantially all costs of the Phase 3 study.

The Phase 3 study of eRapa in FAP is a double-blind placebo-controlled trial in 168 patients, randomized 2:1 drug / placebo, conducted in approximately 30 clinical sites across the United States and Europe. On June 25, 2025, we announced the activation of the first clinical study site for our Phase 3 clinical study in patients with FAP, which is actively screening patients. On July 14, 2025, we announced the filing of a Clinical Trial Application (“CTA”) with the European Medicines Agency (“EMA”) for the Phase 3 study, which is required to begin a clinical trial in Europe, and on August 18, 2025, we announced the enrollment of the first two patients in the Phase 3 study by the Pan American Center for Oncology in San Juan, Puerto Rico. On November 3, 2025, we announced the approval of the CTA by the EMA for the Phase 3 study in Europe, and on December 1, 2025 we announced the enrollment of the first European patients into the study.

On February 4, 2026 we licensed MTX240, formerly known as OPB-171775, from Otsuka Pharmaceutical Co., Ltd (“Otsuka”). MTX240 is a new chemical entity molecular glue which we intend to develop for GIST. Otsuka developed a comprehensive preclinical data package and gained approval for a Phase 1 study from the Pharmaceuticals and Medical Devices Agency in Japan. GIST is driven by activating mutations in the KIT receptor tyrosine kinase. While tyrosine kinase inhibitors (TKIs) such as imatinib, sunitinib, and regorafenib are reported to have significantly improved outcomes for GIST patients, resistance typically develops through secondary KIT mutations or activation of alternative signaling pathways. This represents a substantial clinical challenge with limited therapeutic options for patients once they have cycled through the available TKIs.

MTX240 acts as a molecular glue, bringing two intracellular proteins, PDE3a and SLFN12, specifically co-expressed by GIST cancer cells, into close proximity to form a stable complex. This interaction stabilizes SLFN12, enabling it to drive RNase-mediated apoptosis in GIST cells through a mechanism independent of KIT signaling. By triggering cell death through this alternative pathway, MTX240 is designed to overcome the resistance mechanisms that render TKI-resistant GISTs refractory to conventional kinase inhibitors. This novel mechanism may provide clinical benefit for a significant proportion of GIST patients, not only those who have developed resistance to TKIs.

Our first priority with respect to MTX240 is to engage a contract manufacturer to manufacture clinical trial material, file an IND application and commence a Phase 1b / 2a dose escalation study to determine a maximum tolerated dose and preferred regimen followed by an extension component to assess potential efficacy signals in TKI-resistant patients.

Tolimidone is a selective activator of the enzyme lyn kinase which increases phosphorylation of insulin substrate -1, thereby amplifying the signaling cascade initiated by the binding of insulin to its receptor. Lyn kinase modulates key intracellular functions such as proliferation, differentiation, apoptosis, migration and metabolism. In fat cells, lyn kinase increases utilization of insulin, thus decreasing blood sugar without having an effect on insulin production. In pancreatic islets, activation of lyn kinase promotes beta cell survival and proliferation, whereas its inhibition leads to cell death, prevents proliferation and precipitates diabetes. We are developing tolimidone for T1D initially in a Phase 2a dose confirming study. On June 4, 2025, we announced the recruitment of the first patient in the study. The study will measure C-peptide levels (a marker for insulin) and HbA1c (a marker for blood glucose) after three months compared with baseline and the number of hyperglycemic events initially in 12 patients across three dose groups.

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Due to resource constraints, MTX110, a liquid formulation of the histone deacetylase, panobinostat, being studied in aggressive rare/orphan brain cancer indications, has been de-prioritized and is no longer a key program for the Company. In addition, we have closed our laboratory in Cardiff, Wales and are no longer investing in our drug delivery technologies, which included Q-Sphera, MidaSolve and MidaCore.

Recent Developments

Reverse Stock Split

On July 29, 2026, we held a general meeting where our shareholders approved, among other things, (i) the allotment of up to £25,000,000 for future share issuances through our annual general meeting in 2029, (ii) a one-for-10,000 reverse stock split of our Ordinary Shares, and (iii) approval and adoption of new articles of association to reflect the transactions approved at the general meeting. The reverse stock split of our Ordinary Shares was effective as of July 30, 2026.

Concurrently with the reverse stock split of our Ordinary Shares, on July 30, 2026 we changed the ratio of Ordinary Shares to Depositary Shares from one Depositary Share representing 500,000 Ordinary Shares to a new ratio of one Depositary Share representing 50 Ordinary Shares.

The changes above have been applied retroactively to all share and per share amounts presented in this prospectus, to the extent applicable; provided, however, that such changes have not been made to the financial statements and accompanying notes incorporated herein by reference.

Registered Direct Offering

On July 1, 2026, we completed the closing of the Registered Direct Offering with a certain institutional investor for the sale of (i) an aggregate of 82,809 Depositary Shares, and (ii) an aggregate of 200,143 pre-funded warrants exercisable for Depositary Shares (the “RDO Pre-Funded Warrants”), at a price of $2.85 per Depositary Share, and a price per RDO Pre-Funded Warrant of $2.8499.

Each RDO Pre-Funded Warrant represents the right to purchase one Depositary Share at an exercise price of $0.0001 per share. The RDO Pre-Funded Warrants are exercisable immediately and may be exercised at any time until the RDO Pre-Funded Warrants are exercised in full.

Additionally, we agreed to issue, upon receipt of shareholder approval to allot the Series M Warrants, the Depositary Shares issuable upon the exercise of the Series M Warrants (the “Series M Warrant ADSs”), and the ordinary shares underlying the Series M Warrant ADSs, offered in the concurrent private placement without triggering statutory preemptive rights under the laws of England and Wales (the “Series M Shareholder Approval”), unregistered Series M Warrants exercisable for an aggregate of 282,952 Depositary Shares. The Series M Shareholder Approval was received on July 29, 2026 and the Series M Warrants were subsequently issued to the investor.

The Series M Warrants have an exercise price of $2.85 per Depositary Share, subject to adjustments for certain dilutive Company equity issuances. The Series M Warrants became exercisable upon receipt of the Series M Shareholder Approval on July 29, 2026. The Series M Warrants will expire five years from the date of the Series M Shareholder Approval and may be exercised on a cashless basis.

The aggregate gross proceeds to the Company were approximately $0.8 million, before deducting the placement agent’s fees and related offering expenses.

Warrant Inducement

On July 1, 2026, we completed the Warrant Inducement, pursuant to which a holder of certain of our outstanding Series L warrants to purchase Depositary Shares (the “Existing Warrants”) agreed to exercise Existing Warrants to purchase an aggregate of 609,756 Depositary Shares at a reduced exercise price of $2.85 per Depositary Share. In consideration therefor, we agreed to issue unregistered Series O Warrants to purchase an aggregate of 1,219,512 Depositary Shares upon receipt of shareholder approval to allot the Series O Warrants, the Depositary Shares issuable upon the exercise of the Series O Warrants (the “Series O Warrant ADSs”), and the ordinary shares underlying the Series O Warrant ADSs, offered in the Warrant Inducement without triggering statutory preemptive rights under the laws of England and Wales (the “Warrant Inducement Shareholder Approval”). The Warrant Inducement Shareholder Approval was received on July 29, 2026 and the Series O Warrants were subsequently issued to the investor.

The Series O Warrants have an exercise price of $2.85 per Depositary Share, subject to adjustments for certain dilutive Company equity issuances. The Series O Warrants became exercisable upon receipt of Warrant Inducement Shareholder Approval on July 29, 2026. The Series O Warrants will expire five years from the date of the Warrant Inducement Shareholder Approval and may be exercised on a cashless basis.

The aggregate gross proceeds to us from the Warrant Inducement was approximately $1.7 million, before deducting placement agent fees and related offering expenses.

July 2026 Private Placement

On July 1, 2026, we completed the July 2026 Private Placement, pursuant to which, in a private placement transaction, we agreed to issue and sell to a certain investor (i) Pre-Funded Warrants exercisable for an aggregate of 350,877 Depositary Shares and (ii) upon receipt of shareholder approval to allot the Series N Warrants, the Depositary Shares issuable upon the exercise of the Series N Warrants (the “Series N Warrant ADSs”), and the Ordinary Shares underlying the Series N Warrants ADSs, offered in the July 2026 Private Placement without triggering statutory preemptive rights under the laws of England and Wales (the “July 2026 Private Placement Shareholder Approval, and collectively with the Series M Shareholder Approval and Warrant Inducement Shareholder Approval, the “Shareholder Approval”), Series N Warrants to purchase an aggregate of 701,754 Depositary Shares. The July 2026 Private Placement Shareholder Approval was received on July 29, 2026 and the Series N Warrants were subsequently issued to the investor.

Each Pre-Funded Warrant was sold at an offering price of $2.8499.  Each Pre-Funded Warrant represents the right to purchase one Depositary Share at an exercise price of $0.0001 per Depositary Share. The Pre-Funded Warrants will be exercisable immediately and may be exercised at any time until exercised in full.

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The Series N Warrants are have an exercise price of $2.85 per Depositary Share, subject to adjustments for certain dilutive Company equity issuances. The Series N Warrants became exercisable upon receipt of the July 2026 Private Placement Shareholder Approval on July 29, 2026. The Series N Warrants will expire five years from the date of the July 2026 Private Placement Shareholder Approval and may be exercised cashless.

The aggregate gross proceeds to us from the July 2026 Private Placement was approximately $1.0 million, before deducting placement agent fees and related offering expenses.

Placement Agency Agreement

In connection with the Offerings, we entered into a placement agency agreement (the “Placement Agency Agreement”) with Maxim Group LLC (“Maxim”), pursuant to which we engaged Maxim as the exclusive placement agent for the Offerings. We agreed to pay Maxim a cash fee in an amount equal to 8.0% of the aggregate gross proceeds received by us from the sale of the securities at the closing and to reimburse Maxim for certain out-of-pocket expenses, including the reasonable fees and expenses of Maxim’s counsel, subject to the limits set forth in the Placement Agency Agreement.

Our Corporate Information

We are a public limited company incorporated under the laws of England and Wales under registered number 09216368. Our principal executive offices are located at 1 Caspian Point, Caspian Way, Cardiff, CF10 4DQ, United Kingdom. The telephone number at our principal executive office is +44 29 20480 180. Our authorized representative in the United States is Donald J. Puglisi of Puglisi and Associates. Our agent for service in the United States is Donald J. Puglisi of Puglisi and Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware 19711. Our Depositary Shares are traded on the NASDAQ Capital Market under the symbol “BDRX.”

Our corporate website is located at www.biodexapharma.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus supplement and accompanying prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Implications of Being a Foreign Private Issuer

We are incorporated as a public limited company in England and Wales, are we are deemed to be a “foreign private issuer” for the purposes of the reporting rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In our capacity as a foreign private issuer, we are exempt from certain rules under the Exchange Act that would otherwise apply if we were a company incorporated in the United States, including:

•	the requirement to file periodic reports and financial statements with the SEC as frequently or as promptly as United States companies with securities registered under the Exchange Act;

•	the requirement to file financial statements in accordance with accounting principles generally accepted in the United States, or U.S. GAAP;

•	the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations; and

•	the requirement to comply with Regulation FD, which imposes certain restrictions on the selective disclosure of material information.

In addition, our officers, directors and principal shareholders are exempt from the “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our Ordinary Shares. Accordingly, an investor may receive less information about us that it would receive about a public company incorporated in the United States.

Additional Information

For additional information related to our business and operations, please refer to the reports incorporated herein by reference, including our Annual Report on Form 20-F for the year ended December 31, 2025, and our Reports on Form 6-K, as filed with the SEC, as described in the section titled “Incorporation of Certain Information by Reference.”

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The Offering

Depositary Shares offered by the Selling Shareholders	An aggregate of 127,754,750 Ordinary Shares of the Company represented by 2,555,095 Depositary Shares, consisting of (1) 17,543,850 Ordinary Shares represented by 350,877 Depositary Shares, issuable upon the exercise of the Pre-Funded Warrants, (2) 14,147,600 Ordinary Shares represented by 282,952 Depositary Shares, issuable upon the exercise of Series M Warrants, (3) 35,087,700 Ordinary Shares represented by 701,754 Depositary Shares, issuable upon the exercise of Series N Warrants, and (4) 60,975,600 Ordinary Shares represented by 1,219,512 Depositary Shares, issuable upon the exercise of Series O Warrants. The selling shareholder is identified in the table commencing on page 18.

Total Ordinary Shares outstanding immediately prior to this offering	51,453,281 Ordinary Shares (including those represented by Depositary Shares).

Total Ordinary Shares to be outstanding immediately after this offering	179,208,031 Ordinary Shares (including those represented by Depositary Shares), assuming all Warrants are exercised in full.

Depositary Shares

Each Depositary Share represents 50 Ordinary Shares.

The depositary (through its custodian) will hold the Ordinary Shares underlying your Depositary Shares. You will have rights as provided in the deposit agreement among us, JPMorgan Chase Bank, N.A., as depositary, and all owners and holders from time to time of Depositary Shares issued thereunder. You may, among other things, cancel your Depositary Shares and withdraw the underlying Ordinary Shares against a fee paid to the depositary (which may be reimbursable by the Company). In certain limited instances described in the deposit agreement, we may amend or terminate the deposit agreement without your consent. If you continue to hold your Depositary Shares, you agree to be bound by the terms of the deposit agreement then in effect.

To better understand the terms of the Depositary Shares and the deposit agreement, including applicable fees and charges, you should carefully read “Description of American Depositary Shares” in this prospectus. You should also read the deposit agreement, which is an exhibit to the registration statement that includes this prospectus.

Depositary	JPMorgan Chase Bank, N.A.

Use of proceeds	We will not receive any proceeds from the sale of the Ordinary Shares represented by Depositary Shares by the selling shareholders. All net proceeds from the sale of the Ordinary Shares represented by Depositary Shares covered by this prospectus will go to the selling shareholders. However, we will receive the proceeds from any exercise of the Warrants exercised for cash. See the section of this prospectus titled “Use of Proceeds.”

Risk factors	You should read the “Risk Factors” section starting on page 8 of this prospectus for a discussion of factors to consider before deciding to invest in our securities.

Dividend policy	We have never declared or paid any cash dividends to our shareholders, and we currently do not expect to declare or pay any cash dividends in the foreseeable future. See “Dividend Policy.”

Listing	Our Depositary Shares are listed on the NASDAQ Capital Market under the symbol “BDRX.”

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RISK FACTORS

Our business has significant risks. In addition to the other information included in this prospectus, including the matters addressed in the section of the prospectus entitled “Cautionary Note Regarding Forward-Looking Statements” and in our financial statements and the related notes, you should consider carefully the risks described below. The risks and uncertainties described below are not the only risks and uncertainties we may face. Additional risks and uncertainties not presently known to us, or that we currently consider immaterial could also negatively affect our business, financial condition, results of operations, prospects, profits and stock prices. If any of the risks described below actually occur, our business, financial condition, results of operations, prospects, profits and stock prices could be materially adversely affected.

The sale of a substantial amount of our Ordinary Shares (represented by Depositary Shares), including resale of the Ordinary Shares (represented by Depositary Shares) issuable upon the exercise of the Warrants held by the selling shareholders in the public market, could adversely affect the prevailing market price of our Ordinary Shares and/or Depositary Shares.

We are registering for resale 127,754,750 Ordinary Shares represented by 2,555,095 Depositary Shares held by the selling shareholders, including shares issuable upon the exercise of Warrants held by the selling shareholders. Sales of substantial amounts of our Ordinary Shares and/or Depositary Shares in the public market, or the perception that such sales may occur, could adversely affect the market price of our Ordinary Shares and/or Depositary Shares. We cannot predict if and when selling shareholders may sell such shares in the public markets. Furthermore, in the future, we may issue additional Ordinary Shares (including Ordinary Shares represented by Depositary Shares). Any such issuance could result in substantial dilution to our existing shareholders and could cause our share price to decline.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking information about the Company that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this prospectus or may be incorporated into this prospectus by reference to other documents. Our representatives may also make forward-looking statements. Forward-looking statements are statements that are not historical facts. Words such as “expect,” “believe,” “will,” “may,” “anticipate,” “plan,” “estimate,” “intend,” “should,” “can,” “likely,” “could” and similar expressions are intended to identify forward-looking statements. Forward-looking statements appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs, assumptions, projections, outlook, analyses or current expectations concerning, among other things, our intellectual property position, success integrating acquisitions, research and development projects, results of operations, cash needs, capital expenditures, financial condition, liquidity, prospects, growth and strategies, regulatory approvals and clearances, the markets and industry in which we operate and the trends and competition that may affect the markets, industry or us.

These forward-looking statements are based on currently available competitive, financial and economic data together with management’s views and assumptions regarding future events and business performance as of the time the statements are made and are subject to risks and uncertainties. We wish to caution you that there are some known and unknown factors that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements, including but not limited to risks related to:

•	our requirement for additional financing and our ability to continue as a going concern;

•	our estimates regarding losses, expenses, future revenues, capital requirements and needs for additional financing;

•	our ability to successfully develop, test and partner with a licensee to manufacture or commercialize products for conditions using our technology platforms;

•	the successful commercialization and manufacturing of our any future product we may commercialize or license;

•	the success and timing of our preclinical studies and clinical trials;

•	shifts in our business and commercial strategy;

•	the filing and timing of regulatory filings, including Investigational New Drug applications, with respect to any of our product candidates and the receipt of any regulatory approvals;

•	the anticipated medical benefits of our product candidates;

•	the difficulties in obtaining and maintaining regulatory approval of our product candidates, and the labeling under any approval we may obtain;

•	the success and timing of the potential commercial development of our product candidates and any product candidates we may acquire in the future;

•	our plans and ability to develop and commercialize our product candidates and any product candidates we may acquire in the future;

•	the ability to manufacture products in third-party facilities;

•	the rate and degree of market acceptance of any of our product candidates;

•	the successful development of our commercialization capabilities, including our internal sales and marketing capabilities;

•	obtaining and maintaining intellectual property protection for our product candidates and our proprietary technology;

•	the success of competing therapies and products that are or become available;

•	the success of any future acquisitions or other strategic transactions;

•	the difficulties of integrating the business of any future acquisitions into our own;

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•	cybersecurity and other cyber incidents;

•	industry trends;

•	the impact of government laws and regulations;

•	regulatory, economic and political developments in the United Kingdom, the European Union, the United States and other foreign countries, including any impact from the United Kingdom leaving the European Union;

•	the difficulties doing business internationally;

•	the ownership of our Ordinary Shares and Depositary Shares;

•	our ability to continue to meet the listing criteria required to remain listed on the NASDAQ Capital Market;

•	our ability to recruit or retain key scientific or management personnel or to retain our senior management;

•	the impact and costs and expenses of any litigation we may be subject to now or in the future;

•	the performance of third parties, including joint venture partners, our current sales force, our collaborators, third-party suppliers and parties to our licensing agreements; and

•	other risks and uncertainties, including those described in “Risk Factors” in this prospectus.

Any forward-looking statements that we make in this prospectus speak only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus. See “Where You Can Find More Information.”

You should also read carefully the factors described in “Risk Factors” in this prospectus, as well as elsewhere in this prospectus, to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified timeframe, or at all.

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USE OF PROCEEDS

We will not receive any proceeds from the sale or other disposition of the Ordinary Shares represented by Depositary Shares by the selling shareholder pursuant to this prospectus. Upon any exercise of the Warrants for cash, the selling shareholder would pay us the exercise price set forth in the applicable Warrant.

We expect that the selling shareholder will sell its Ordinary Shares represented by Depositary Shares as described under “Plan of Distribution.”

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DIVIDEND POLICY

Since inception, we have never declared or paid any cash dividends on our Ordinary Shares and do not anticipate paying any cash dividends on our Ordinary Shares or the Depositary Shares in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business. As a result, investors in the Ordinary Shares and Depositary Shares will benefit in the foreseeable future only if the Ordinary Shares and Depositary Shares appreciate in value.

Any determination to pay dividends in the future would be at the discretion of our Board of Directors and will depend upon our results of operations, cash requirements, financial condition, contractual restrictions, and any future debt agreements and is subject to compliance with applicable laws, including the United Kingdom Companies Act of 2006 (the “Companies Act”), which requires English companies to have profits available for distribution equal to or greater than the amount of the proposed dividend.

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CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2025:

•	on an actual basis; and

•	on a pro forma as-adjusted basis to give effect to give effect to (i) the issuance and sale by us of 82,809 Registered Depositary Shares and 200,143 Pre-Funded Warrants in the Registered Direct Offering at an offering price of $2.85 per Depositary Share and $2.8499 per pre-funded warrant, (ii) the Warrant Inducement, and (iii) the issuance and sale by us of 350,877 Pre-Funded Warrants in the July 2026 Private Placement, in each case after deducting placement agent fees and estimated offering expenses by us.

The adjusted amounts shown below are unaudited and the pro form as-adjusted represent management’s estimate. You should read this table in conjunction with the section of this prospectus under the caption “Use of Proceeds” and our consolidated financial statements and other financial information included or incorporated by reference in this prospectus.

(£ in thousands)
	As of December 31, 2025
	Actual	Pro Forma As-Adjusted (unaudited) (1)

Cash and cash equivalents	8,534	10,630
Borrowings, non-current	--	--
Total equity	11,405	13,501
Total capitalization	11,405	13,501

(1)	All proceeds from the sale of the securities have been reflected within Total equity for purposes of this table. We will be required to complete an assessment of the accounting and valuation for such instruments, which may result in a portion of the proceeds being classified outside of Total equity and remeasured to fair value each reporting period (if liability-classified instruments). Such assessment will be completed in connection with the preparation of our consolidated financial statements for the period in which the sales occur.

The table above does not include:

•	31,299 Ordinary Shares issuable upon the exercise of stock options outstanding under our equity incentive plans at a weighted-average exercise price of £37.01 per share;

•	warrants exercisable for 1,256,341 Depositary Shares, representing 62,817,050 Ordinary Shares, at a weighted-average exercise price of $26.43 per share; and

•	Warrants issued in connection with the Offerings.

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DESCRIPTION OF OFFERED SECURITIES AND SHARE CAPITAL

The Ordinary Shares offered hereby are represented by Depositary Shares. On April 6, 2026, we changed the ratio of Ordinary Shares represented by our Depositary Shares from 100,000 Ordinary Shares per Depositary Share to 500,000 Ordinary Shares per Depositary Share. On July 30, 2026, we effected a one-for-10,000 reverse stock split of our Ordinary Shares, and we changed the ratio of Ordinary Shares represented by our Depositary Shares from 500,000 Ordinary Shares per Depositary Share to 50 Ordinary Shares per Depositary Share. References in this prospectus to Depositary Shares and the number of Ordinary Shares represented thereby gives effect to this ratio change, unless the context otherwise requires.

The description of our Ordinary Shares and the rights of holders thereof are incorporated by reference from “Item 10. Additional Information – B. Memorandum and Articles of Association” in our Annual Report on Form 20-F for the year ended December 31, 2025, filed with the SEC on March 27, 2026 (the “Annual Report”), which is incorporated herein by reference. In addition, the description of our Ordinary Shares and Depositary Shares contained in Exhibit 4.1 to the registration statement of which this prospectus forms a part is hereby incorporated by reference.

You should also read our Articles of Association, incorporated by reference as Exhibit 3.1 to the registration statement of which this prospectus forms a part, and the deposit agreement, incorporated by reference as Exhibit 4.3 to the registration statement of which this prospectus forms a part, for the provisions that are important to you. For a description of the Depositary Shares, including the material terms of the deposit agreement, see “Description of American Depositary Shares” herein and “Item 12. Description of Securities Other than Equity Securities – D. American Depositary Shares” in the Annual Report, which is incorporated by reference in this prospectus.

Pre-Funded Warrants, Unregistered Pre-Funded Warrants, Series M Warrants, Series N Warrants and Series O Warrants

The following is a brief summary of the registered pre-funded warrants and Warrants issued in the Offerings, and is subject in all respects to the provisions contained in the applicable warrants, which are filed as exhibits to the registration statement of which this prospectus forms a part.

Exercisability. The registered and unregistered pre-funded warrants became exercisable on July 1, 2026. The Series M Warrants, Series N Warrants and Series O Warrants became exercisable upon receipt of Shareholder Approval on July 29, 2026. The Series M Warrants, Series N Warrants and Series O Warrants will expire five years from the date of Shareholder Approval.

Cashless Exercise. If, following the date that is six months from the initial issuance date of the Series M Warrant, Series N Warrant and Series O Warrant, a registration statement registering the issuance of the securities underlying the warrants under the Securities Act is not then effective, or the prospectus contained therein is not available for the resale of the securities issuable upon exercise of the applicable warrants, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of Depositary Shares determined according to a formula set forth in the warrants.

At the time a holder exercises its registered or unregistered pre-funded warrants, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of Depositary Shares determined according to a formula set forth in the pre-funded warrants.

Exercise Price. The exercise price of each Series M Warrant, Series N Warrants and Series O Warrant is $2.85. The exercise price of each registered and unregistered pre-funded warrant is $0.0001 per Depositary Share.

Beneficial Ownership Limitation. A holder shall have no right to exercise any portion of a warrant, to the extent that, after giving effect to such exercise, such holder, together with such holder’s affiliates, and any persons acting as a group together with such holder or any such affiliate, would beneficially own in excess of 9.99% or 4.99%, at the holders determination, of the number of Ordinary Shares outstanding immediately after giving effect to the issuance of the Ordinary Shares underlying the Depositary Shares upon such exercise. The holder of the warrant, upon notice to us, may increase or decrease the beneficial ownership limitation to a percentage not to exceed 9.99%, provided that any increase in the beneficial ownership limitation shall not be effective until 61 days following notice to us. Beneficial ownership of the holder and its affiliates will be determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder.

Stock dividends and stock splits. If we pay a stock dividend or otherwise make a distribution payable in Depositary Shares or Ordinary Shares, or any other equity or equivalent securities, subdivide or combine outstanding Depositary Shares or Ordinary Shares, or reclassify Depositary Shares, Ordinary Shares or any shares of our capital stock, the exercise price of each warrant will be adjusted by multiplying the then exercise price by a fraction, the numerator of which shall be the number of Depositary Shares (excluding treasury shares, if any) outstanding immediately before such event, and the denominator of which shall be the number of Depositary Shares outstanding immediately after such event.

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Rights Offerings; pro rata distributions. If we issue Ordinary Share equivalents or rights to purchase shares, warrants, securities or other property pro rata to holders of Depositary Shares, a holder of a warrant will be entitled to acquire, subject to the beneficial ownership limitation described above, such securities or property that such holder could have acquired if such holder had held the number of Depositary Shares issuable upon complete exercise of the warrant immediately prior to the date a record is taken for such issuance. If we declare or make any dividend or other distribution of assets or rights to acquire assets to holders of Depositary Shares or Ordinary Shares, a holder of a warrant will be entitled to participate, subject to the beneficial ownership limitation, in such distribution to the same extent that the holder would have participated therein if the holder had held the number of Depositary Shares issuable upon full exercise of the warrant.

Fundamental Transaction. If we effect a fundamental transaction, including, among other things, a merger, sale of substantially all of our assets, tender offer, exchange offer and other business combination transactions, then upon any subsequent exercise of a warrant, the holder thereof shall have the right to receive, for each Ordinary Share represented by the Depositary Shares that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of the successor’s or acquiring corporation’s securities, if it is the surviving corporation, and any additional consideration receivable as a result of such fundamental transaction by a holder of the number of Ordinary Shares represented by the Depositary Shares for which the warrant is exercisable immediately prior to such fundamental transaction. In addition, with respect to the Series M Warrants, Series N Warrants and Series O Warrants, in the event of a fundamental transaction that is (i) an all cash or substantially all cash transaction, (ii) a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act, or (iii) with certain limited exceptions, a fundamental transaction involving a person or entity not traded on a national securities exchange or other established trading market, including, but not limited to, the London Stock Exchange, AIM, The New York Stock Exchange, Inc., The NYSE MKT, The NASDAQ Global Select Market, The NASDAQ Global Market, The NASDAQ Capital Market, the OTC QX, the OTC QB or the Over-the-Counter Bulletin Board, then the Company or any successor entity will pay at the holder’s option, exercisable at any time concurrently with or within 30 days after the consummation of the fundamental transaction, an amount of cash equal to the value of the warrant as determined in accordance with the Black Scholes option pricing model.

Transferability. Each warrant and all rights thereunder are transferable, in whole or in part, upon surrender of the warrant, together with a written assignment of the warrant subject to applicable securities laws. We do not intend to apply for listing of the warrants on any securities exchange or other trading system.

No Rights as Shareholder Until Exercise. Except as set forth in the warrants, the holders of the warrants do not have any voting rights, dividends or other rights as a holder of our capital stock until they exercise the warrants.

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DESCRIPTION OF AMERICAN DEPOSITARY SHARES

The description of the Depositary Shares, including the material terms of the deposit agreement, is incorporated by reference from “Item 12. Description of Securities Other than Equity Securities—D. American Depositary Shares” in our Annual Report, which is incorporated by reference in this prospectus. In addition, the description of our Ordinary Shares, Depositary Shares and the deposit agreement contained in Exhibit 4.1 of the registration statement of which this prospectus forms a part is incorporated by reference. You should also read the deposit agreement, incorporated by reference as Exhibit 4.3 to the registration statement of which this prospectus forms a part.

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TAXATION

For a discussion of material U.S. federal income tax and United Kingdom tax consequences of the acquisition, ownership and disposition of Ordinary Shares and Depositary Shares, please see “Item 10. Additional Information-E: Taxation” in our Annual Report on Form 20-F for the year ended December 31, 2025, which is incorporated by reference herein. Prospective investors should review that disclosure together with the other information included or incorporated by reference in this prospectus.

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SELLING SHAREHOLDERS

This prospectus covers the possible resale from time to time by the selling shareholder identified in the table below of Ordinary Shares represented by Depositary Shares issuable upon the exercise of the Pre-Funded Warrants, Series M Warrants, Series N Warrants, and Series O Warrants (referred to in this section collectively and individually as the “warrants”). The selling shareholder may sell some, all or none of their Ordinary Shares represented by Depositary Shares. We do not know how long the selling shareholder will hold the warrants, whether any will exercise the warrants, and upon such exercise, how long such selling shareholder will hold the Ordinary Shares represented by Depositary Shares before selling them, and we currently have no agreements, arrangements or understandings with the selling shareholder regarding the sale of any of the shares.

The table below lists the selling shareholder and other information regarding the beneficial ownership of the Ordinary Shares represented by Depositary Shares by the selling shareholder. The second column lists the number of Ordinary Shares represented by Depositary Shares beneficially owned by the selling shareholder, based on its ownership of Depositary Shares and warrants to purchase Depositary Shares, as of July 1, 2026, assuming exercise of the warrants held by the selling shareholder on that date, without regard to any limitations on conversions or exercises. The third column lists the maximum number of Ordinary Shares represented by Depositary Shares being offered in this prospectus by the selling shareholder. The fourth and fifth columns list the amount of Ordinary Shares represented by Depositary Shares owned after the offering, by number of Ordinary Shares represented by Depositary Shares and percentage of outstanding Ordinary Shares, assuming in both cases the sale of all of the Ordinary Shares represented by Depositary Shares offered by the selling shareholder pursuant to this prospectus, and without regard to any limitations on conversions or exercises.

Under the terms of the warrants, a selling shareholder may not exercise the warrants to the extent such exercise would cause such selling shareholder, together with its affiliates and attribution parties, to beneficially own a number of Ordinary Shares which would exceed 4.99% or 9.99%, as applicable, of our then outstanding Ordinary Shares following such exercise, excluding for purposes of such determination Ordinary Shares issuable upon exercise of such warrants which have not been exercised. The beneficial ownership limitation may be increased or decreased, provided that in no event shall it exceed 9.99%, upon notice to us, provided that any increase in the beneficial ownership limitation shall not be effective until 61 days following the receipt of such notice by us. The number of shares in the table below does not reflect this limitation. See “Plan of Distribution.” The selling shareholder may sell all, some or none of their Ordinary Shares in this offering. See “Plan of Distribution.”

Name of Selling Shareholder	Number of Ordinary Shares Owned Prior to Offering *	Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus *	Number of Ordinary Shares Owned After Offering* (1)	Percentage of Ordinary Shares Owned after the Offering**
Armistice Capital, LLC (2)	172,391,100	127,754,750	44,636,350	26.4%

__________________

** Subject to beneficial ownership blocker.

** Based upon 41,446,130 Ordinary Shares issued and outstanding as of July 1, 2026.

(1)	Assumes that all Ordinary Shares being registered under the registration statement of which this prospectus forms a part are sold in this offering, and that the selling stockholder does not acquire additional Ordinary Shares after the date of this prospectus and prior to completion of this offering.
(2)	The selling stockholder holds (i) 4,140,450 Ordinary Shares (in the form of Depositary Shares), (ii) warrants issued by us in prior transactions which entitle the selling shareholder to purchase an aggregate of 30,488,750 Ordinary Shares (in the form of Depositary Shares), (iii) pre-funded warrants to purchase 27,551,000 Ordinary Shares (in the form of Depositary Shares), including Pre-Funded Warrants to purchase 17,543,850 Ordinary Shares (in the form of Depositary Shares) issued by us in the July 2026 Private Placement and which we are registering hereby, (iv) Series M Warrants to purchase 14,147,600 Ordinary Shares (in the form of Depositary Shares) issuable by us in connection with the Registered Direct Offering and which we are registering hereby, (v) Series N Warrants to purchase 35,087,700 Ordinary Shares (in the form of Depositary Shares) issuable by us in connection with the July 2026 Private Placement and which we are registering hereby, and (vi) Series O Warrants to purchase 60,975,600 Ordinary Shares (in the form of Depositary Shares) issuable by us in connection with the Warrant Inducement and which we are registering hereby. The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The warrants are subject to a beneficial ownership limitation of 9.99%, which limitation restricts the selling shareholder from exercising that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of Ordinary Shares in excess of the beneficial ownership limitation. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

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PLAN OF DISTRIBUTION

The selling shareholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its Ordinary Shares represented by Depositary Shares covered by this prospectus on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling shareholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the selling shareholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling shareholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling shareholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

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We agreed to keep this prospectus effective until no holder owns any warrants or Depositary Shares issuable upon exercise thereof; provided, however, that we will not be required to maintain effectiveness so long as the securities may be resold by the selling shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, and without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Depositary Shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Depositary Shares by the selling shareholder or any other person. We will make copies of this prospectus available to the selling shareholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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EXPENSES OF THE OFFERING

The following table sets forth the expenses payable by us in connection with the sale and distribution of the securities being registered hereby. All amounts shown, other than the SEC registration fee, are estimates:

SEC registration fee	$898
Printing and engraving	5,000
Accounting services	20,000
Legal fees and expenses	50,000
Miscellaneous	5,000
Total	$80,898

LEGAL MATTERS

Certain legal matters in connection with the validity of the securities offered hereby will be passed upon for us by Stephenson Harwood LLP, London, United Kingdom. Certain other matters of U.S. federal law will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C., Boston, Massachusetts.

EXPERTS

The financial statements as of December 31, 2024 and 2025, and for the years then ended, incorporated by reference into this prospectus and in the registration statement, have been so incorporated in reliance on a report PKF Littlejohn LLP, an independent registered accounting firm, given on authority of said firm as experts in auditing and accounting. The report on the financial statements for the years ended December 31, 2024 and 2025 contain an explanatory paragraph regarding our ability to continue as a going concern.

PKF Littlejohn LLP, London, United Kingdom, is a member of the Institute of Chartered Accountants in England and Wales.

The financial statements of Biodexa Pharmaceuticals PLC as of December 31, 2023, and for each of the three years in the period then ended, incorporated by reference in this prospectus and in the registration statement have been so incorporated in reliance on a report of Forvis Mazars LLP (then-named Mazars LLP), an independent registered public accounting firm, given on authority of said firm as experts in auditing and accounting. The report on the financial statements for the year ended December 31, 2023, contains an explanatory paragraph in Note 2 regarding our ability to continue as a going concern.

Forvis Mazars LLP, London, United Kingdom, is a member of the Institute of Chartered Accountants in England and Wales.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of England and Wales. All of our directors and officers of are residents of jurisdictions outside the United States. Our corporate headquarters is located in the United Kingdom and all or a substantial portion of our assets, and all or a substantial portion of the assets of our directors and officers, are located outside of the United States. As a result, it may be difficult for you to serve legal process on us or our directors or have any of them appear in a U.S. court.

We have appointed Donald J. Puglisi of Puglisi & Associates as our authorized agent upon whom process may be served in any action instituted in any U.S. federal or state court having subject matter jurisdiction arising out of or based upon the securities offered by this prospectus.

We understand that in England it may not be possible to bring proceedings or enforce a judgment of a U.S. court in respect of civil liabilities based solely on the federal securities laws of the United States. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in England. An award of damages is usually considered to be punitive if it does not seek to compensate the claimant for loss or damage suffered and is instead intended to punish the defendant. In addition to public policy aspects of enforcement, such as the aforementioned, the enforceability of any judgment in England will depend on the particular facts of the case and the relevant circumstances, for example (and expressly without limitation), whether there are any relevant insolvency proceedings which may affect the ability to enforce a judgment. In addition, the United States and the United Kingdom have not currently entered into a treaty (or convention) providing for the reciprocal recognition and enforcement of judgments (although both are contracting states to the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards).

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WHERE YOU CAN FIND MORE INFORMATION

We are subject to periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our “insiders” are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. The SEC maintains an Internet site that contains reports, proxy, information statements and other information regarding issuers at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.biodexapharma.com. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. We incorporate by reference, as of their respective dates of filing, the documents listed below that we have filed with the SEC (except in each case the information contained in such documents to the extent “furnished” and not “filed”):

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2025, filed with the SEC on March 27, 2026;
•	our Reports on Form 6-K and any amendments thereto furnished to the SEC on January 5, 2026, January 6, 2026, February 4, 2026, March 18, 2026, June 30, 2026 and July 29, 2026, that we incorporate by reference into this prospectus; and
•	the description of our Depositary Shares representing Ordinary Shares and our Ordinary Shares contained in the description of securities filed as Exhibit 4.1 to the registration statement of which this prospectus forms a part, as such description may be amended, and any amendments or reports filed for the purpose of updating such description.

We will provide, without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated or deemed to be incorporated herein by reference other than exhibits, unless such exhibits specifically are incorporated by reference into such documents or this document. Requests for such documents should be addressed in writing or by telephone to:

Biodexa Pharmaceuticals PLC
1 Caspian Point
Caspian Way
Cardiff, CF10 4DQ, United Kingdom
+44 29 2048 0180

You may also access these documents on our website, www.biodexapharma.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

You should rely only on information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

You should assume that the information appearing in this prospectus and any accompanying prospectus supplement, as well as the information we previously filed with the SEC and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

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